Exhibit 10.1

STOCK PURCHASE AGREEMENT

Dated as of October 15, 2015

Among

Vringo, Inc.,

International Development Group Limited,

The Sellers Party Hereto,

and

The Sellers’ Representative

Table of Contents

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION		1

2.	PURCHASE AND SALE OF SHARES		8

	2.1	Purchase and Sale of Shares	8
	2.2	The Closing	9
	2.3	Withholding Rights	9
	2.4	Escrow	9

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		10

	3.1	Organization; Predecessors	10
	3.2	Power and Authorization	10
	3.3	Authorization of Governmental Authorities	10
	3.4	Noncontravention	11
	3.5	Capitalization of the Acquired Companies	11
	3.6	Financial Statements	12
	3.7	Absence of Undisclosed Liabilities	12
	3.8	Absence of Certain Developments	13
	3.9	Debt; Guarantees	14
	3.10	Ownership of Assets; Sufficiency	14
	3.11	Accounts Receivable; Accounts Payable	15
	3.12	Real Property	15
	3.13	Intellectual Property	16
	3.14	Legal Compliance; Illegal Payments; Permits	18
	3.15	Tax Matters	18
	3.16	Employee Benefit Plans	20
	3.17	Environmental Matters	22
	3.18	Contracts	22
	3.19	Affiliate Transactions	24
	3.20	Customers and Suppliers	24
	3.21	Employees	25
	3.22	Litigation; Governmental Orders	26
	3.23	Product Warranties	26
	3.24	Insurance	26
	3.25	Bank Accounts; Powers of Attorney	26
	3.26	No Brokers	26
	3.27	Inventory	26
	3.28	Disclosure	27

4.	INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS		27

	4.1	Organization	27
	4.2	Power and Authorization	27
	4.3	Noncontravention	27

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	4.4	Title	28
	4.5	No Brokers	28
	4.6	Securities Law Matters	28
	4.7	Legend	28
	4.8	Restricted Securities	29
	4.9	Access to Information	29
	4.10	Reliance Upon Representations	29
	4.11	Exculpation	29

5.	REPRESENTATIONS AND WARRANTIES OF THE BUYER		29

	5.1	Organization	29
	5.2	Power and Authorization	30
	5.3	Authorization of Governmental Authorities	30
	5.4	Noncontravention	30
	5.5	No Brokers	30
	5.6	Investment Representation	30
	5.7	SEC Filings; Financial Statements	31
	5.8	Capitalization of the Buyer	31
	5.9	Access to Information	32

6.	COVENANTS		32

	6.1	Closing	32
	6.2	Operation of Business	32
	6.3	Notices and Consents	33
	6.4	Buyer’s Access to Premises; Information	33
	6.5	Notice of Developments	33
	6.6	Exclusivity	34
	6.7	Transaction Expenses; Debt	34
	6.8	Sellers’ Release	34
	6.9	Confidentiality	34
	6.10	Publicity	34
	6.11	Further Assurances	35
	6.12	Legal Opinion	35
	6.13	Limitation on Personal Liability of Officers and Directors of Acquired Companies	35

7.	CONDITIONS TO THE BUYER’S OBLIGATIONS AT THE CLOSING		35

	7.1	Representations and Warranties	36
	7.2	Performance	36
	7.3	Stock Certificates; Options and Warrants	36
	7.4	Compliance Certificate	36
	7.5	Qualifications	36
	7.6	Absence of Litigation	36
	7.7	Consents, etc.	36
	7.8	FIRPTA Certificate	37
	7.9	Proceedings and Documents	37
	7.10	Ancillary Agreements	37

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	7.11	Resignations	37
	7.12	No Material Adverse Effect	37
	7.13	Repayment of Indebtedness; Seller Transaction Expenses	37
	7.14	Consulting Agreement	37
	7.15	Hong Kong Subsidiary	37
	7.16	Tax Returns	37
	7.17	UCC-3 Termination Statements	37

8.	CONDITIONS TO THE SELLERS’ OBLIGATIONS AT THE CLOSING		38

	8.1	Representations and Warranties	38
	8.2	Performance	38
	8.3	Compliance Certificate	38
	8.4	Qualifications	38
	8.5	Absence of Litigation	38
	8.6	Consents, etc.	38
	8.7	Proceedings and Documents	38
	8.8	Vringo Securities	39
	8.9	Ancillary Agreements	39

9.	TERMINATION		39

	9.2	Effect of Termination	40

10.	INDEMNIFICATION		40

	10.1	Indemnification by the Sellers	40
	10.2	Indemnity by the Buyer	41
	10.3	Time for Claims	41
	10.4	Third Party Claims	42
	10.5	No Circular Recovery	43
	10.6	Certain Limitations	43
	10.7	Escrow Fund	44
	10.8	Knowledge and Investigation	44
	10.9	Remedies Cumulative	44

11.	TAX MATTERS		45

	11.1	Cooperation on Tax Matters	45
	11.2	Straddle Period	45
	11.3	Transfer Taxes	45

12.	MISCELLANEOUS		46

	12.1	Notices	46
	12.2	Succession and Assignment; No Third-Party Beneficiary	47
	12.3	Amendments and Waivers	47
	12.4	Provisions Concerning Sellers’ Representative	48
	12.5	Entire Agreement	48
	12.6	Schedules; Listed Documents, etc.	48
	12.7	Counterparts	49

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12.8	Severability	49
12.9	Headings	49
12.10	Construction	49
12.11	Governing Law	49
12.12	Jurisdiction; Venue; Service of Process	49
12.13	Specific Performance	50
12.14	Waiver of Jury Trial	50
12.15	Representation by Counsel	51

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement dated as of October 15, 2015 (as amended or otherwise modified, the “Agreement”) is among Vringo, Inc., a Delaware corporation (the “Buyer”) International Development Group Limited, a Maryland corporation (the “Company”), each Person that has signed this Agreement as a “Seller” (collectively, the “Sellers”), and Randall P. Marx as the representative of the Sellers (the “Sellers’ Representative”).

recitals

WHEREAS, the Sellers are the record and beneficial owners of all of the outstanding shares of capital stock of the Company and all other equity interests in the Company;

WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, all of the shares of capital stock of the Company owned by such Seller set forth opposite such Seller’s name on Exhibit A attached hereto (which number of shares of capital stock is 100% of the shares of the Company’s stock owned by each stockholder of the Company as set forth in the Company’s records, and therefore, in the aggregate, is equal to 100% of the issued and outstanding shares of capital stock of the Company on a fully-diluted basis (collectively, such shares are referred to as the “Shares”) upon the terms and subject to the conditions included in this Agreement; and

WHEREAS, it is intended that the acquisition contemplated herein shall qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

agreement

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Buyer, the Company and the Sellers hereby agree as follows:

1.           DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

As used herein, the following terms will have the following meanings:

“1933 Act” means the Securities Act of 1933.

“Action” means any claim, action, cause of action, suit (whether in contract or tort or otherwise) or audit, litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, opposition, interference, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

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“Affiliate” means, with respect to any specified Person at any time means, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least 20% of any class of the equity interests of, such specified Person, (c) each Person that is managed by a common group of executive officers and/or directors as such specified Person, (d) the members of the immediate family (i) of each officer, director or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 20% of any class of equity interests at such time.

“Agreement” is defined in the Preamble.

“Ancillary Agreements” means the Escrow Agreement.

“Annual Financials” is defined in Section 3.6.1(a).

“Assets” means, with respect to each Acquired Company, such Acquired Company’s properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business).

“Business” means the businesses conducted or actively being planned to be conducted by the Acquired Companies.

“Business Day” means any weekday other than a weekday on which banks in New York, New York are authorized or required to be closed.

“Buyer” is defined in the Preamble.

“Buyer Indemnified Person” is defined in Section 10.1.

“Closing” is defined in Section 2.2.

“Closing Certificate” is defined in Section 2.4.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the U.S. Internal Revenue Code of 1986.

“Common Stock” means the common stock, par value $.001 per share, of the Company.

“Company” is defined in the Preamble.

“Company Counsel” is Fleming PLLC, 49 Front Street, Suite 206, Rockville Centre, New York 11570.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Acquired Companies or used by the Acquired Companies in connection with the Business, including all Intellectual Property rights in and to Company Technology.

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“Company Plan” is defined in Section 3.16.2.

“Company Registrations” is defined in Section 3.13.2.

“Company Technology” means any and all Technology, including Technology obtained through the Court Order, used in connection with the operations and sales for ruggedized computers and accessories, and the Wireless Charging, Wire-Free Charging and Near Field Communication Business.

“Company’s Knowledge” (or any similar reference to the Knowledge of the Company or to the Knowledge of the Sellers) means the knowledge of the directors and officers of the Acquired Companies.

“Compensation” means, with respect to any Person, all salaries, commissions, compensation, remuneration, bonuses or benefits of any kind or character whatever (including issuances or grants of equity interests), required to be made or that have been made directly or indirectly by an Acquired Company to such Person or Affiliates of such Person.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the sale and purchase of the Shares and (b) the execution, delivery and performance of the Ancillary Agreements.

“Court Order” means the Order issued on October 1, 2013 in Case Number 2013CV31722 in the District Court, Denver County, Colorado, a copy of which is attached as Schedule 1.

“Current Liability Policies” is defined in Section 3.24.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar contractual obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business, but including any deferred purchase price Liabilities, earnouts, contingency payments, installment payments, seller notes, promissory notes, or similar Liabilities, in each case, related to past acquisitions by the Acquired Companies and, for the avoidance of doubt, in each case, whether or not contingent), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances (in each case whether or not drawn, contingent or otherwise), (f) in respect of deferred compensation for services, (g) in respect of severance, change of control payments, stay bonuses, retention bonuses, success bonuses, and other bonuses and similar Liabilities payable in connection with the transactions contemplated hereby, (h) for contractual obligations relating to interest rate protection, swap agreements and collar agreements and (i) in the nature of guarantees of the obligations described in clauses (a) through (h) above of any other Person.

“Employee Plan” is defined in Section 3.16.1.

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“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the indoor or outdoor environment or worker safety or health or (c) the generation, manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances, including, without limitation, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq. and all regulations promulgated thereto.

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“Escrow Agent” has the meaning set forth in Section 2.4.1.

“Escrow Agreement” has the meaning set forth in Section 2.4.1.

“Escrow Amount” has the meaning set forth in Section 2.4.2.

“Escrow Fund” has the meaning set forth in Section 2.4.2.

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“Financials” is defined in Section 3.6.1(c).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, directive, determination or award entered by or with any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any authority, agency or commission, entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Hazardous Substance” is defined in Section 3.17.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976.

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“Inbound IP Contracts” is defined in Section 3.13.3.

“Indemnity Claim” means a claim for indemnity under Section 10.1 or 10.2, as the case may be.

“Indemnified Party” means, with respect to any Indemnity Claim, the party asserting such claim under Section 10.1 or 10.2, as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claims, the Buyer Indemnified Person or the Seller Indemnified Person under Section 10.1 or 10.2, as the case may be, against whom such claim is asserted.

“Intellectual Property Rights” means the entire right, title, and interest in and to all proprietary rights of every kind and nature however denominated, throughout the world, including without limitation (a) patents, copyrights, mask work rights, confidential information, trade secrets, database rights, and all other proprietary rights in Technology; (b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith; (c) domain names, rights of privacy and publicity, and moral rights; (d) any and all registrations, applications, recordings, licenses, common-law rights, and contractual rights relating to any of the foregoing; and (e) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Interim Financials” is defined in Section 3.6.1(b).

“IP Contracts” is defined in Section 3.13.3.

“Leased Real Property” is defined in Section 3.12.1.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, guidance, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Liability Policies” is defined in Section 3.24.

“Losses” is defined in Section 10.1.

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“Material Adverse Effect” means any event, occurrence, change in facts, condition or other change or effect on, the Business, operations, Assets or condition (financial or otherwise) of the Acquired Companies which, is reasonably likely to be, materially adverse to the Business, operations, Assets or condition (financial or otherwise) of the Acquired Companies, taken as a whole, or to the ability to operate the Business immediately after the Closing in the manner operated before Closing. For purposes hereof, an event, occurrence, change in facts, condition or other change or effect which has resulted or is reasonably likely to result in Losses of at least $200,000 shall be deemed to constitute a Material Adverse Effect.

“Monthly Financials” is defined in Section 3.6.1(c).

“Most Recent Balance Sheet” is defined in Section 3.6.1(a).

“Most Recent Balance Sheet Date” is defined in Section 3.6.1(a).

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital) which is taken in the ordinary course of the normal day-to-day operations of such Person.

“Outbound IP Contracts” is defined in Section 3.13.4.

“Owned Real Property” is defined in Section 3.12.1.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens have not had and are not reasonably likely to have a Material Adverse Effect, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Owned Real Property which are not violated in any material respect by the current use and operation of the Owned Real Property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (e) covenants, conditions, restrictions, easements, Encumbrances and other similar matters of record affecting title to but not adversely affecting the value of, or the current occupancy or use of, the Owned Real Property in any material respect, and (f) restrictions on the transfer of securities arising under federal and state securities laws.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

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“Predecessor” is defined in Section 3.1.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Scheduled Intellectual Property Rights” is defined in Section 3.13.3.

“Seller” and “Sellers” are defined in the Preamble.

“Sellers’ Representative” is defined in the Preamble.

“Seller Transaction Expenses” means the fees and expenses (including legal, accounting, investment banking, advisory and other fees and expenses) of the Acquired Companies and the Sellers incurred in connection with the negotiation and the consummation of the Contemplated Transactions.

“Seller Indemnified Person” is defined in Section 10.2.

“Shares” is defined in the recitals to this Agreement.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any specified person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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“Technology” means all inventions, works, discoveries, innovations, know-how, information (including, without limitation, ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Termination Date” is defined in Section 9.

“Third Party Claim” is defined in Section 10.4.1.

“Treasury Regulations” means the regulations promulgated under the Code.

Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

2.           PURCHASE AND SALE OF SHARES.

2.1           Purchase and Sale of Shares.  At the Closing, subject to the terms and conditions of this Agreement, the Sellers will sell, transfer and deliver to the Buyer, and the Buyer will purchase from the Sellers, the Shares, free and clear of all Encumbrances.  In exchange for the Shares, at Closing, the Buyer will issue 1,609,167 shares (less the Escrow Amount (240,625 shares) and 5,000 shares of preferred stock to be delivered to Company Counsel) of its preferred stock, par value $0.01 per share to the Sellers in the individual amounts set forth on Exhibit A (the “Vringo Securities”).  The Vringo Securities (including the Escrow Amount and the shares to be issued to Company Counsel shall be convertible into 16,091,667 shares of common stock of Buyer and shall have the rights, preferences and privileges as set forth in the Certificate of Designations attached hereto as Exhibit B.  In addition, as consideration for Sellers’ Representative’s agreement to forego any payment from the Company or any Acquired Company of any and all Debt or other obligations or Liabilities that may be due to Sellers’ Representative or to the Randall P. and Marilyn S. Marx Living Trust (or any related person or party), Buyer shall deliver 575,000 shares of its common stock to Sellers’ Representative.

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2.2           The Closing.    Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Shares (the “Closing”) will take place at the offices of Mintz Levin Cohn Ferris Glovsky and Popeo at 666 Third Avenue, New York, New York, on the date that is two Business Days following the satisfaction of the conditions set forth in Sections 7 and 8 which can be satisfied prior to closing, or at such other time or on such other date or at such other place as the parties hereto may mutually agree upon in writing (it being understood that the Closing may be effected by the delivery of documents via e-mail and/or overnight courier).

2.3           Withholding Rights.  Buyer shall deduct and withhold from any amounts (including Vringo Securities) otherwise payable to a Seller and shall pay to the appropriate Governmental Authority such amounts that are required to be deducted and withheld with respect to the making of such payment under any Tax Law.  To the extent amounts are so withheld and paid to a Governmental Authority, the withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.4           Escrow.  At the Closing, Buyer and the Sellers shall designate American Stock Transfer & Trust Company to act as escrow agent following the Closing (the “Escrow Agent”) pursuant to an escrow agreement to be executed by and among Sellers’ Representative, Buyer and the Escrow Agent in substantially the form of Exhibit C hereto (the “Escrow Agreement”) and Sellers’ Representative is hereby authorized by Sellers to provide direction, instruction and notices and take all other actions with respect to the Escrow Agreement and Escrow Fund.

2.4.1           Pursuant to Section 2.1 and concurrently with the Closing, Buyer shall deposit with the Escrow Agent for a period of one year 240,625 of the Vringo Securities (the “Escrow Amount” and, together with any distributions or earnings thereon, the “Escrow Fund”), which escrow shall be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement and shall serve as security to Buyer for the Sellers indemnity obligations set forth in this Agreement.  Notwithstanding anything to the contrary set forth herein, it is the intent of the parties that, except as otherwise set forth in Section 10.6(c) and Section 10.7, the Escrow Fund shall serve as the sole recourse of Buyer for any breaches of any of the representations and warranties set forth in Section 3 and Section 4 of this Agreement and any recourse to the Escrow Fund shall be (a) pro rata as to all Sellers for all Losses arising out of any breach of the representations and warranties set forth in Section 3 and (b) several as to each Seller for all Losses arising out of any breach by a Seller of the representations and warranties set forth in Section 4. In addition, as set forth in Section 10.7, with respect to claims for any Losses related to (i) the Excepted Representations, (ii) any of the items set forth on Schedule 10.6(c) or (iii) for fraud or willful misrepresentation, Buyer shall seek payment for any Losses first from the Escrow Fund and then from the Sellers’ Representative, who shall be personally liable for any such Losses above the Escrow Fund. Subject to any unresolved claims, on the six month anniversary of the Closing Date, the Escrow Agent shall release to the Sellers 80,128 of the Vringo Securities and on the one year anniversary of the Closing Date, the Escrow Agent shall release to the Sellers the balance of the Vringo Securities remaining in escrow.

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3.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

In order to induce the Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, as follows; provided, that, any representation or warranty concerning fliCharge International Ltd. or any predecessor of fliCharge International Ltd., or Pure Energy Solutions, or the assets or technology of Pure Energy Solutions, including any such assets or technology of Pure Energy Solutions that were transferred to the Company, will not cover any period prior to October 1, 2013:

3.1           Organization; Predecessors.  Schedule 3.1 sets forth for each Acquired Company its name, jurisdiction of organization and a true and correct list of its directors and officers.  Each Acquired Company is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction, except where the failure to so qualify has not had, and is not reasonably likely to have, a Material Adverse Effect.  Notwithstanding the Court Order, it was agreed by the owners of fliCharge International Ltd. that such entity shall be incorporated in the State of Maryland.  The Company has delivered to the Buyer true, accurate and complete copies of (x) the organizational documents of each Acquired Company and (y) the minute books of each Acquired Company which contain records of all meetings of, and other corporate actions taken by, its stockholders, Boards of Directors and any committees appointed by its Boards of Directors.  Schedule 3.1 also sets forth a list of (a) any Person that has ever merged with or into an Acquired Company, (b) any Person a majority of whose capital stock (or similar outstanding ownership interests) or equity interests has ever been acquired by an Acquired Company, (c) any Person all or substantially all of whose assets has ever been acquired by an Acquired Company and (d) any prior names of an Acquired Company or any Person described in clauses (a) through (c) (each such Person, a “Predecessor”).

3.2           Power and Authorization.  The execution, delivery and performance by each Acquired Company of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of each Acquired Company and have been duly authorized by all necessary action on the part of each Acquired Company.  Randall P. Marx is the sole officer and director of the Company and each Acquired Company. This Agreement and each Ancillary Agreement to which each Acquired Company is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by each Acquired Company and (b) is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of each Acquired Company, enforceable against each such Acquired Company in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors’ rights generally.  Each Acquired Company has the full power and authority necessary to own and use its Assets and carry on the portions of the Business in which it is engaged.

3.3           Authorization of Governmental Authorities.  Except as disclosed on Schedule 3.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, or notice to, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by any Acquired Company of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by each Acquired Company.

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3.4           Noncontravention.  Except as disclosed on Schedule 3.4, to the Company’s Knowledge, neither the execution, delivery and performance by an Acquired Company of this Agreement or any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 3.3, violate any Legal Requirement applicable to an Acquired Company; (b) result in a breach or violation of, or default under, any contractual obligation of any Acquired Company; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any contractual obligation of any Acquired Company; (d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset; or (e) result in a breach or violation of, or default under, the organizational documents of any Acquired Company.

3.5           Capitalization of the Acquired Companies.  As of the date of this Agreement, the entire authorized capital stock of each Acquired Company is as set forth on Schedule 3.5.  As of the date hereof and as of the Closing Date, the entire issued and outstanding shares of capital stock of the Company consists of 4,423,991 shares of Common Stock.  All of the outstanding shares of capital stock of each Acquired Company have been duly authorized, validly issued, and are fully paid and non-assessable.  None of the Acquired Companies has violated any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its equity interests.  The Acquired Companies hold no shares of their respective capital stock in their respective treasuries.  The Shares represent all of the issued and outstanding shares of capital stock of the Company. The Acquired Companies have delivered to the Buyer true, accurate and complete copies of the stock ledger of each Acquired Company which reflects all issuances, transfers, repurchases and cancellations of shares of its capital stock.  All of the outstanding equity interests in each of the Company’s Subsidiaries are set forth on Schedule 3.5 and are validly issued, fully paid and non-assessable.  Except for a 30% record and beneficial interest in fliCharge International Ltd., the Company is the beneficial owner (and the Company or the Company’s Subsidiary listed on Schedule 3.5 is the record owner) of all of the equity interests in the Company’s Subsidiaries and holds such equity interests free and clear of all Encumbrances except as are imposed by applicable securities laws.  Except for the Subsidiaries set forth on Schedule 3.5,  the Company does not own, directly or indirectly, any membership interests, partnership interests or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any membership interests, partnership interests or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity. Except as disclosed on Schedule 3.5:  (a) there are no preemptive rights or other similar rights in respect of any equity interests in any Acquired Company, (b) to the Company’s Knowledge, except as imposed by applicable securities laws, there are no Encumbrances on, or other contractual obligations relating to, the ownership, transfer or voting of any equity interests in any Acquired Company, or otherwise affecting the rights of any holder of the equity interests in any Acquired Company, (c) except for the Contemplated Transactions, there is no contractual obligation, or provision in the organizational documents of any Acquired Company which obligates it to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any equity interests in any Acquired Company and (d) there are no existing rights with respect to registration under the 1933 Act of any equity interests in any Acquired Company.  As of the date of this Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character that have been issued or agreed, or are otherwise known, by the Company relating to any equity ownership interests in any Acquired Company.  As of the date of this Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating the Sellers to issue or sell any interest in any Acquired Company.  As of the Closing Date, there will not be any outstanding or authorized options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to any equity ownership interests of any Acquired Company or obligating the Sellers or the Company to issue or sell any interest in any Acquired Company.  No Acquired Company has any outstanding, or authorized any, equity appreciation, phantom equity, profit participation or similar rights. To the Company’s Knowledge there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

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3.6           Financial Statements.

3.6.1           Financial Statements.  Attached as Schedule 3.6 are copies of each of the following:

(a)          the unaudited consolidated balance sheet of the Acquired Companies as at December 31, 2014 (respectively, the “Most Recent Balance Sheet,” and the “Most Recent Balance Sheet Date”), December 31, 2013 and December 31, 2012 and the unaudited related consolidated statements of income of the Acquired Companies for the fiscal years then ended (collectively, the “Annual Financials”);

(b)          the unaudited consolidated balance sheet of the Acquired Companies as at August 31, 2015 and the related unaudited consolidated statement of income of the Acquired Companies for the eight months then ended (the “Interim Financials”); and

(c)          monthly unaudited financial statements of the Acquired Companies in the form customarily prepared by management for internal use for each completed month from the date of the Interim Financials through the date of this Agreement (the “Monthly Financials,” and together with the Annual Financials and Interim Financials, collectively the “Financials”).

3.6.2           Compliance with GAAP, etc.  Except as disclosed on Schedule 3.6, the Financials (including any notes thereto) (a) are complete and correct and were prepared in accordance with the books and records of the Acquired Companies, (b) fairly present the consolidated financial position of the Acquired Companies as at the respective dates thereof and the consolidated results of the operations of the Acquired Companies.

3.7           Absence of Undisclosed Liabilities.  No Acquired Company has any Liabilities except for (a) Liabilities covered by the Interim Financials and (b) Liabilities incurred in the Ordinary Course of Business, including in connection with the Contemplated Transactions, since the date of the Interim Financials (none of which results from, arises out of, or relates to any breach or violation of, or default under, a contractual obligation or Legal Requirement).

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3.8           Absence of Certain Developments.  Since the date of the Interim Financials, the Business has been conducted in the Ordinary Course of Business, including matters related to the Contemplated Transactions, and, except for the matters disclosed on Schedule 3.8 (which matters have not had, and are not reasonably likely to have, a Material Adverse Effect):

(a)          no Acquired Company has (i) amended its organizational documents, (ii) amended any term of its outstanding equity interests or other securities or (iii) issued, sold, granted, or otherwise disposed of, its equity interests or other securities;

(b)          no Acquired Company has become liable in respect of any guarantee or has incurred, assumed or otherwise become liable in respect of any Debt, except for borrowings in the Ordinary Course of Business under credit facilities in existence on the Most Recent Balance Sheet Date;

(c)          no Acquired Company has permitted any of its Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

(d)          no Acquired Company has (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its capital stock or other equity interests or (ii) entered into, or performed, any transaction with, or for the benefit of, any Seller or any Affiliate of any Seller (other than payments made to officers, directors and employees in the Ordinary Course of Business);

(e)          there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material Asset;

(f)          no Acquired Company has increased the Compensation payable or paid, whether conditionally or otherwise, to (i) any employee, consultant or agent other than in the Ordinary Course of Business, (ii) any director or officer or (iii) any Seller or any Affiliate of any Seller;

(g)          no Acquired Company has entered into any contractual obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant;

(h)          no Acquired Company has made any change in its methods of accounting or accounting practices (including with respect to reserves);

(i)          no Acquired Company has made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, settled any Action in respect of Taxes or entered into any contractual obligation in respect of Taxes with any Governmental Authority;

(j)          no Acquired Company has terminated or closed any Facility, business or operation;

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(k)          no Acquired Company has adopted or amended any Employee Plan or, except in accordance with terms thereof as in effect on the Most Recent Balance Sheet Date, increased any benefits under any Employee Plan;

(l)          no Acquired Company has written up or written down any of its material Assets or revalued its inventory;

(m)          no Acquired Company has entered into any contractual obligation to do any of the things referred to elsewhere in this Section 3.8;

(n)          no event or circumstance has occurred which has had, or is reasonably likely to have, a Material Adverse Effect;

(o)          no Acquired Company has (i) collected accounts receivable at a discount, (ii) collected accounts receivable earlier than in the ordinary course of business consistent with past practice or prior to their original due date or (iii) accepted cash for more than the first year of a multi-year support or services contract;

(p)          no Acquired Company has paid or extended accounts payable later than in the ordinary course of business consistent with past practice or later than the due date; and

(q)          no Acquired Company has failed to pay any creditor any amount owed to such creditor when due.

3.9           Debt; Guarantees.  The Acquired Companies have no Liabilities in respect of Debt except as set forth on Schedule 3.9.  For each item of Debt, Schedule 3.9 correctly sets forth the debtor, the principal amount of the Debt as the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing the Debt.  No Acquired Company has any Liability in respect of a guarantee of any Liability of any other Person (other than another Acquired Company, which guarantee is identified on Schedule 3.9).

3.10         Ownership of Assets; Sufficiency.  Each Acquired Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other contractual obligation, a sole and exclusive, enforceable leasehold interest in, or right to use, all of its Assets (other than Real Property, which is addressed in Section 3.12).  Except as disclosed on Schedule 3.10, none of the Assets (other than Real Property, which is addressed in Section 3.12) is subject to any Encumbrance other than Permitted Encumbrances.  The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to the conduct of the Business and are adequate for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.  No Acquired Company controls, directly or indirectly, or owns any direct or indirect equity interest any Person which is not a Subsidiary of the Company.

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3.11         Accounts Receivable; Accounts Payable.

(a) Schedule 3.11 sets forth a current listing of all accounts and notes receivable of the Company as of September 30, 2015.  All accounts and notes receivable reflected on Schedule 3.11 and all accounts and notes receivable arising subsequent to the date thereof and on or prior to the Closing Date, have arisen or will arise in the ordinary course of business, consistent with past practice, and (i) there are no material disputes, contests, claims, counterclaims, or setoffs with respect to such accounts receivable that have not been reserved for in the Financial Statements and (ii) all such accounts and notes receivable have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof, without resort to litigation or extraordinary collection activity thereof, in accordance with their terms and no later than ninety (90) days of invoice thereof.

(b)          The accounts payable and accrued expenses reflected on the Most Recent Balance Sheet and the accounts payable and accrued expenses arising after the dates thereof have arisen from bona fide transactions entered into in the ordinary course of business consistent with past practice, including in connection with the Contemplated Transactions.

3.12         Real Property.

3.12.1         Schedule 3.12 sets forth a list of the addresses of all real property (a) owned or previously owned by any of the Acquired Companies (the “Owned Real Property”) and (b) leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, any of the Acquired Companies (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”). Schedule 3.12 also identifies, (i) with respect to each Owned Real Property, the Acquired Company that is the owner or former owner of such Owned Real Property, and (ii) with respect to each Owned Real Property that is currently owned by any of the Acquired Companies, the tax identification number(s) for such Owned Real Property and all Persons that use or occupy such Owned Real Property in addition to the owner, if any.  Schedule 3.12 also identifies, with respect to each Leased Real Property, each lease, sublease, license or other contractual obligation under which such Leased Real Property is occupied or used, including the date of and legal name of each of the parties to such lease, sublease, license or other contractual obligation (the “Real Property Leases”).

3.12.2         Except as set forth in Schedule 3.12, the Company or one of its Subsidiaries has good and clear, record and marketable fee simple title in and to each of the Owned Real Properties, free and clear of all Encumbrances other than Permitted Encumbrances.  Except as set forth in Schedule 3.12, there are no written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right of use or occupancy of the Real Property and there is no Person (other than any Acquired Company) in possession of the Leased Real Property.

3.12.3         The Company or one of its Subsidiaries has a valid leasehold interest in and to each of the Leased Real Properties, free and clear of all Encumbrances other than Permitted Encumbrances.  The Acquired Companies have delivered to the Buyer accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, together with extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto.  With respect to each Real Property Lease that is a sublease, to the Company’s Knowledge, the representations and warranties in this Section 3.12.3 are correct with respect to the underlying lease.

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3.12.4         The current use of the Real Property is, in all material respects, in accordance with the certificates of occupancy relating thereto and the terms of any Permits relating thereto.  The Real Property and its current use, occupancy and operation by the Acquired Companies and the Facilities located thereon do not (a) constitute a nonconforming use or structure under any applicable building, zoning, subdivision or other land use or similar Legal Requirements, or (b) otherwise violate or conflict with any covenants, conditions, restrictions or other contractual obligations, including the requirements of any applicable Encumbrances thereto.  No condemnation Action is pending or, to the Company’s Knowledge, threatened, that would preclude or materially impair the use of any Real Property.

3.12.5         Each Facility is supplied with utilities and other services necessary for the operation of such Facility as the same is currently operated or currently proposed to be operated, all of which utilities and other services are provided via public roads or via permanent, irrevocable appurtenant easements benefiting the Real Property.  Each parcel of Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the parcel of Real Property, in each case, to the extent necessary for the conduct of the Business.

3.13         Intellectual Property.

3.13.1         Company IP.  Except as disclosed on Schedule 3.13.1, the Acquired Companies have the rights set forth in the Court Order with respect to the ownership and use of all Company Technology and all Intellectual Property Rights therein.  Except for the Technology and Intellectual Property Rights licensed to the Acquired Companies under the Inbound IP Contracts identified on Schedule 3.13.4 and to the extent provided in such Inbound IP Contracts, and except as set forth on Schedule 3.13.4 none of the Company Technology or Company Intellectual Property Rights is in the possession, custody, or control of any third Person other than the Acquired Companies.

3.13.2         Infringement.  Except as disclosed on Schedule 3.13.2, none of the Acquired Companies (a) has to the Company’s Knowledge, interfered with, infringed upon, diluted, misappropriated, or violated any Intellectual Property Rights of any Person, (b) except as set forth on Schedule 3.13.2, has received any charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property Rights of any Person (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person in connection with the conduct of the Business or the use of the Company Technology), or (c) has agreed to or has a contractual obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation, or violation with respect to any Intellectual Property Rights.  Except as disclosed on Schedule 3.13.2, to the Company’s Knowledge, no Person has interfered with, infringed upon, diluted, misappropriated, or violated any Company Intellectual Property Rights.

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3.13.3         Scheduled IP.  Schedule 3.13.3 identifies all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, domain names, registered design rights, and other forms of registered Intellectual Property Rights and applications therefor, validly owned by or exclusively licensed to an Acquired Company (collectively, the “Company Registrations”).  Schedule 3.13.3 also identifies each trade name, each unregistered trademark, service mark, or trade dress, and each unregistered copyright owned or exclusively licensed by an Acquired Company that, in each case, is material to the Business.  For purposes of this Agreement, all items listed on Schedule 3.13.3 shall be called “Scheduled Intellectual Property Rights”.

3.13.4         IP Contracts.  Schedule 3.13.4 identifies under separate headings each agreement, whether written or oral, (a) under which an Acquired Company uses or licenses an item of Company Technology or Company Intellectual Property Rights that any Person besides an Acquired Company owns, including ownership pursuant to the Court Order (the “Inbound IP Contracts”), and (b) under which an Acquired Company has granted any Person any right or interest in Company Intellectual Property Rights including any right to use any item of Company Technology (the “Outbound IP Contracts” and together with the Inbound IP Contracts, the “IP Contracts”).  Except as provided in the Inbound IP Contracts, none of the Acquired Companies owes any royalties to any Person for the use of any Intellectual Property Rights or Technology.

3.13.5         Confidentiality and Invention Assignments.  The Acquired Companies have maintained commercially reasonable practices to protect the confidentiality of the Acquired Companies’ confidential information and trade secrets and, except as disclosed on Schedule 3.13.5, have required any employee or third party with access to an Acquired Company’s confidential information to execute enforceable contracts requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Acquired Companies.  All current and former employees of an Acquired Company who contributed to the Company Technology that is incorporated in any product or service of an Acquired Company, except for three employees residing in China, have executed contracts that assign to the Acquired Company all of such Person’s respective rights, including Intellectual Property Rights relating to such product or service.

3.13.6         Open Source Software.  Schedule 3.13.6 lists all open source computer code contained in or used in the development of Company Technology or any product or service of an Acquired Company.  Except as disclosed on Schedule 3.13.6, to the best of the Company’s Knowledge, none of the Company Technology or any product or service of an Acquired Company constitutes, contains, or is dependent on any open source computer code, and none of the Company Technology or any product or service of an Acquired Company is subject to any IP Contract or other contractual obligation that would require the Company to divulge to any Person any source code or trade secret that is part of the Company Technology.

3.13.7         Privacy and Data Security.  The Acquired Companies’ use and dissemination of any personally-identifiable information concerning individuals is in compliance with all applicable privacy policies, terms of use, Legal Requirements, and contractual obligations applicable to any Acquired Company or to which any Acquired Company is bound.  The Acquired Companies maintain policies and procedures regarding data security and privacy and maintain administrative, technical, and physical safeguards that are commercially reasonable and, in any event, in compliance with all applicable Legal Requirements and contractual obligations applicable to any Acquired Company or to which any Acquired Company is bound.  To the Company’s Knowledge, except as set forth on Schedule 3.13.7, there have been no security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, any data or information used by the Acquired Companies.

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3.14         Legal Compliance; Illegal Payments; Permits.  Each Acquired Company has complied and is in compliance in all material respects with all Legal Requirements applicable to it or any of its respective assets or properties.  No Acquired Company is in breach or violation of, it or default under, and has not at any time during the previous five (5) years been in breach or violation of, or default under: (a) its organizational documents nor, to the Company’s Knowledge, is there a basis which could constitute such a breach, violation or default; (b) any Legal Requirement nor, to the Company’s Knowledge, is there a basis which could constitute such a breach, violation or default, except for breaches, violation or defaults (i) disclosed on Schedule 3.14 and (ii) which have not had, and are not reasonably likely to have, a Material Adverse Effect. In the conduct of the Business, to the Company’s Knowledge, no Acquired Company nor any of its directors, officers, employees or agents, has (a) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder an Acquired Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.  Each Acquired Company has been duly granted all Permits under all Legal Requirements necessary for either (y) the conduct of the Business, or (z) the lawful occupancy of the Real Property and the present use and operation thereof.  Schedule 3.14 describes each Permit affecting, or relating to, the Assets or the Business together with the Governmental Authority or other Person responsible for issuing such Permit.  Except as disclosed on Schedule 3.14, (a) the Permits are valid and in full force and effect, (b) no Acquired Company is in breach or violation of, or default under, any such Permit, and, to the Company’s Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation nor default and (c) the Permits will continue to be valid and in full force and effect, on identical terms following the consummation of the Contemplated Transactions.

3.15         Tax Matters.

3.15.1         Each Acquired Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it in accordance with all Legal Requirements.  All such Tax Returns were true, correct and complete in all respects.  All Taxes owed by each Acquired Company (whether or not shown on any Tax Return) have been timely paid in full.  No claim has ever been made by an authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction, and, to the Company’s Knowledge, there is no basis for any such claim to be made.  There are no Encumbrances with respect to Taxes upon any Asset other than Permitted Encumbrances for current Taxes not yet due and payable.

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3.15.2         Each Acquired Company has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and each Acquired Company has complied with all reporting and recordkeeping requirements.

3.15.3         To the Company’s Knowledge, there is no dispute, audit, investigation, proceeding or claim concerning any Tax Liability of any Acquired Company pending, being conducted, claimed, raised by a Governmental Authority in writing.  Except for Asia Pacific Materials Ltd., the Company has provided or made available to the Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by an Acquired Company since January 1, 2011.

3.15.4         No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  No Acquired Company has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.  No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of any Acquired Company.

3.15.5         The unpaid Taxes of the Acquired Companies did not as of the Most Recent Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto).

3.15.6         No Acquired Company has made any payments, or has been or is a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) or that were or would not be deductible under Code Sections 162 or 404.

3.15.7         No Acquired Company has filed a consent under Code Section 341(f).

3.15.8         No Acquired Company has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than the “affiliated group” the common parent of which is the Company).  No Acquired Company is a party to any contractual obligation relating to Tax sharing or Tax allocation.  No Acquired Company has any Liability for the Taxes of any Person (other than an Acquired Company) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

3.15.9         No Acquired Company is or has been required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods, or will be required to make such an adjustment as a result of the Contemplated Transactions, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes.  To the Company’s Knowledge, no Governmental Authority has proposed any such adjustment or change in accounting method.

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3.15.10         To the Company’s Knowledge, no Acquired Company will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax law) executed on or prior to the Closing Date, (b) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Income Tax law), (c) installment sale or open transaction disposition made on or prior to the Closing Date, (d) any prepaid amount received on or prior to the Closing Date or (e) any change in Legal Requirements.

3.15.11         To the Company’s Knowledge, no Acquired Company owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any documentary, stamp, or other transfer Tax.

3.15.12         None of Acquired Companies has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

3.15.13         None of the Acquired Companies is a passive foreign investment company as defined under Sections 1291 and 1298 of the Code.  None of the Acquired Companies has recognized a material amount of Subpart F income as defined in Section 952 of the Code during a taxable year of such company that includes but does not end on the Closing Date.

3.16         Employee Benefit Plans.

3.16.1         For purposes of this Agreement, “Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan, program or arrangement.

3.16.2         Schedule 3.16 lists all Employee Plans as to which an Acquired Company sponsors, maintains, contributes or is obligated to contribute, or under which an Acquired Company has or may have any Liability, or which benefits any current or former employee, director, consultant or independent contractor of an Acquired Company or the beneficiaries or dependents of any such Person (each a “Company Plan”).  With respect to each Company Plan, the Acquired Companies have delivered to the Buyer true, accurate and complete copies of each of the following:  (a) if the plan has been reduced to writing, the plan document together with all amendments thereto, (b) if the plan has not been reduced to writing, a written summary of all material plan terms, (c) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (d) copies of any summary plan descriptions, employee handbooks or similar employee communications, (e) in the case of any plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination letter from the IRS and any related correspondence, and a copy of any pending request for such determination, (f) in the case of any funding arrangement intended to qualify as a VEBA under Code Section 501(c)(9), a copy of the IRS letter determining that it so qualifies and (g) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two most recently filed Forms 5500, with schedules attached.

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3.16.3         No Acquired Company or any other Person that would be considered a single employer with an Acquired Company under the Code or ERISA has ever maintained a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section 4001(a)(8) of ERISA.

3.16.4         Each Company Plan that is intended to be qualified under Code Section 401(a) is so qualified.  Each Company Plan, including any associated trust or fund, has been administered in accordance with its terms and with applicable Legal Requirements, and nothing has occurred with respect to any Company Plan that has subjected or could subject an Acquired Company to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Company Plan to a tax under Code Section 4973.  Each Company Plan that is a qualified contribution plan is an “ERISA Section 404(c) Plan” within the meaning of the applicable Department of Labor regulations.

3.16.5         All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis.

3.16.6         There is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans.  No Company Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

3.16.7         Except as required under Section 601 et seq. of ERISA, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

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3.17         Environmental Matters.  Except as set forth in Schedule 3.17, to the Company’s Knowledge, (a) the Acquired Companies and their Predecessors are, and have been, in compliance with all Environmental Laws, (b) the Acquired Companies have obtained and currently maintain in full force and effect all permits, licenses, authorizations and registrations required by any Environmental Law for their operations, each of which is listed in Schedule 3.17(b), (c) there is no Action relating to or arising under any Environmental Law pending, or, to the Knowledge of the Company, threatened, against any of the Acquired Companies or a Predecessor, and there are no facts, circumstances or conditions that could reasonably be expected to form the basis of any such Action, (c) there has been no release or threatened release of any pollutant, asbestos, lead or lead-based paint, polychlorinated biphenyls (PCBs), petroleum or any fraction thereof, contaminant or toxic or hazardous material or substance (including toxic mold), substance or waste (each a “Hazardous Substance”) at, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by an Acquired Company, (d) there have been no Hazardous Substances generated, manufactured, handled, transported, used, treated or stored by an Acquired Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, (e) there are no underground storage tanks located on, no PCBs or PCB-containing equipment used or stored on, and no Hazardous Substances generated, manufactured, handled, transported, used, treated or stored on, any site currently or heretofore owned, leased or otherwise used by an Acquired Company and (f) the Acquired Companies have made available to the Buyer true, accurate and complete copies of all environmental records, reports, notifications, certificates of need, permits, licenses, authorizations, registrations, pending permit applications, correspondence, engineering studies, and environmental studies or assessments, in each case as amended and in effect.

3.18         Contracts.

3.18.1         Contracts.  Except as disclosed on Schedule 3.18, no Acquired Company is bound by or a party to:

(a)          any contractual obligation (or group of related contractual obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for aggregate payments to or by an Acquired Company in excess of $30,000;

(b)          (i) any capital lease or (ii) any other lease or other contractual obligation relating to the Equipment providing for aggregate rental payments in excess of $5,000 under which any Equipment is held or used by an Acquired Company;

(c)          any contractual obligation, other than Real Property Leases or leases relating to the Equipment, relating to the lease or license of any Asset, including Technology and Intellectual Property Rights (and including all customer license and maintenance agreements) that is not included on Schedule 3.13.4;

(d)          any contractual obligation relating to the acquisition or disposition of (i) any business of an Acquired Company (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any asset other than in the Ordinary Course of Business;

(e)          any contractual obligation under which an Acquired Company is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary Course of Business), (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above.

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(f)          any contractual obligation concerning or consisting of a partnership, limited liability company or joint venture agreement;

(g)          any contractual obligation (or group of related contractual obligations) (i) under which an Acquired Company has created, incurred, assumed or guaranteed any Debt or (ii) under which an Acquired Company has permitted any Asset to become Encumbered;

(h)          any contractual obligation under which any other Person has guaranteed any Debt of an Acquired Company;

(i)          any contractual obligation relating to confidentiality or non-competition (whether the Acquired Company is subject to or the beneficiary of such obligations);

(j)          any contractual obligation under which an Acquired Company is, or may become, obligated to incur any severance pay or special Compensation obligations which would become payable, directly or indirectly, by reason of, this Agreement or the Contemplated Transactions;

(k)          any contractual obligation under which an Acquired Company is, or may, have any Liability to any investment bank, broker, financial advisor, finder’s agreement or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses in connection with this agreement or the Contemplated Transactions);

(l)          any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of an Acquired Company’s current or former directors, officers, and employees;

(m)          any contractual obligation providing for the employment or consultancy with an individual on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits, including but not limited to severance or change of control benefits, to any officer, director, employee or consultant (other than an Employee Plan);

(n)          any agency, dealer, distributor, sales representative, marketing or other similar agreement;

(o)          any contractual obligation under which an Acquired Company has advanced or loaned an amount to any of its Affiliates or employees other than in the Ordinary Course of Business;

(p)          any contractual obligation with any Governmental Authority (including a notation as to any such contractual obligation under which any Acquired Company has a “small business” or similar designation); and

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(q)          any other contractual obligation (or group of related contractual obligations) the performance of which involves consideration in excess of $25,000 over the life of such contractual obligation.

3.18.2         Enforceability; Breach.  To the Company’s Knowledge, each contractual obligation required to be disclosed on Schedule 3.9 (Debt), 3.12 (Real Property Leases), 3.13 (Intellectual Property), 3.16 (Employee Plans), 3.18 (Contracts), 3.20 (Customers and Suppliers) or 3.25 (Insurance) (each, a “Disclosed Contract”) is enforceable against each party to such contractual obligation, and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Schedule 3.3, and subject to limitations to enforceability resulting from equitable principles or from bankruptcy, fraudulent conveyance or insolvency laws affecting creditors’ rights generally, will continue to be so enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions.  No Acquired Company or, to the Company’s Knowledge, any other party to any Disclosed Contract has been or is currently in breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract.  The Acquired Companies have delivered to the Buyer true, accurate and complete copies of each written Disclosed Contract, in each case, as amended or otherwise modified and in effect.

3.19         Affiliate Transactions.  Except for the matters disclosed on Schedule 3.19, no Seller or any Affiliate of any Seller is an officer, director, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any contractual obligation with, an Acquired Company.  Except as disclosed on Schedule 3.19, no Seller or any Affiliate of any Seller owns any Asset used in, or necessary to, the Business. At Closing, there will be no amounts owed to Randall Marx or any Seller by any Acquired Company for (i) previously deferred compensation or (ii) any Liability for any Debt or loans made by them to any Acquired Company.

3.20         Customers and Suppliers.  Schedule 3.20 sets forth a complete and accurate list of the Acquired Companies' top 10 customers and top 10 suppliers for the fiscal year ended December 31, 2014 and for the six months ended June 30, 2015 (determined on a consolidated basis based on, in the case of customers, the amount of revenues recognized by the Acquired Companies and, in the case of suppliers, the dollar amount of payments made by the Acquired Companies).  Except as described on Schedule 3.20, no Acquired Company has received any written notice that (and the Company has no Knowledge of) any customers or customers plans or has threatened to stop or materially decrease the rate of business done with the Acquired Companies or any of them.  In addition, except as described on Schedule 3.20, no Acquired Company has received any written notice that (and the Company has no Knowledge of)  any supplier or suppliers plans or has threatened to stop or materially decrease the rate of business done with, or materially increase the prices charged to, the Acquired Companies or any of them.  Each agreement relating to such top 10 customers and suppliers is listed on Schedule 3.18 (Contracts).

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3.21         Employees.  Except as disclosed on Schedule 3.21, there are no labor troubles (including any arbitrations, grievances, work slowdown, lockout, stoppage, picketing or strike) pending, or to the Acquired Companies’ Knowledge, threatened between an Acquired Company, on the one hand, and its employees, on the other hand, and there have been no such troubles at any time during the past five years.  Except as disclosed on Schedule 3.21, (a) no employee of an Acquired Company is represented by a labor union, (b) no Acquired Company is a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (c) no petition has been filed or proceedings instituted by or on behalf of an employee or group of employees of an Acquired Company with any labor relations board seeking recognition of a bargaining representative and there are no pending or threatened charges or complaints before the National Labor Relations Board or analogous State of foreign Governmental Entities, (d) no Acquired Company has, or is currently engaged in any unfair labor practice, and (e) there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of an Acquired Company and no demand for recognition of employees of an Acquired Company has been made by, or on behalf of, any labor union.  No executive officer’s or other key employee’s employment with the Acquired Companies has been terminated for any reason nor has any such officer or employee notified the Company of his or her intention to resign or retire since at any time during the past five years.  No Acquired Company has implemented any plant closings or layoff of employees that would constitute a “plant closing” or a “mass layoff” within the meaning of the WARN Act or any State of local analogy thereto.  Neither the execution and delivery of this Agreement nor the consummation of any Contemplated Transaction will (either alone or upon the occurrence of any additional or subsequent event or events) (i) result in any payment (whether of severance pay or otherwise) becoming due to any employee, officer, consultant, independent contractor, agent or director of any Acquired Company (ii) increase any benefit under any Employee Plan or (iii) result in the acceleration before its due date or maturity date of the time of payment or vesting of any such payment or benefits.

3.21.1         Schedule 3.21.1 lists all current employees and independent contractors of the Acquired Companies and such individual’s (a) classification as an employee or independent contractor; (b) classification as exempt or non-exempt from any Legal Requirement relating to the payment of minimum wage or overtime wages, (c) the date the individual commenced providing services to an Acquired Company, (d) current annual base salary or hourly rate of pay, (e) participation in any Company Plan, (f) leave status and expected date of return if he or she is on leave, and (g) title. As of the date hereof and as of the Closing Date, each Acquired Company, (i) have paid in full or accrued in full on the Balance Sheet all compensation, including wages, commissions, bonuses and accrued vacation or other paid time off, payable to such employees and independent contractors of such Acquired Company for services performed on or prior to the applicable date; and (ii) has paid or withheld or collected from their employees the amount of all Taxes required to be withheld or collected therefrom and have paid the same when due to the proper Governmental Authority. The employment or services of all persons employed by or providing services to an Acquired Company is terminable at will without any penalty or severance obligation on the part of any Acquired Company.  Except with respect to three employees in China, there are no employment, severance pay, continuation pay, termination or indemnification agreements or arrangements between an Acquired Company and any current or former officer, director, manager, employee, consultant or independent contractor of an Acquired Company, and no representation, promise, or guarantee of any kind has been made to its employees regarding the employee’s continued employment with an Acquired Company or the terms of any employee’s compensation.

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3.22         Litigation; Governmental Orders.  During the past five (5) years there have been no Actions pending, or, to the Knowledge of the Acquired Companies, threatened against any Acquired Company and to the Knowledge of the Acquired Companies, there are no facts making the commencement of any such Action reasonably likely.  None of the Acquired Companies (i) is the subject of any judgment, decree, injunction or Government Order or (ii) plans to initiate any Action.

3.23         Product Warranties.  Except as set forth on Schedule 3.23 (and except for other liabilities for which there is a reserve reflected in the Financial Statements), there are no claims outstanding, pending or, to the Sellers’ Knowledge, threatened for breach of any express written warranty relating to any products manufactured, sold or delivered by the Acquired Companies.  To the Company’s Knowledge there is no material design defect with respect to the any of the Acquired Companies’ products.

3.24         Insurance.  Schedule 3.24 sets forth a true and complete list of all insurance policies in force with respect to the Acquired Companies (collectively “Liability Policies”).  The list includes for each Liability Policy the type of policy, form of coverage, policy number, name of insurer, period (term), limits, deductibles and premiums.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing will have been paid, no Acquired Company is in default thereunder, and no notice of cancellation or termination has been received by any Acquired Company with respect to any such policy.  No insurer has (a) questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any insurance policy or (b) to the Knowledge of the Acquired Companies, has threatened to cancel any insurance policy. Except as disclosed on Schedule 3.24, to the Knowledge of the Acquired Companies, no insurer plans to raise the premiums for, or materially alter the coverage under, any such insurance policy.  Except as disclosed on Schedule 3.24, the Acquired Companies will after the Closing continue to have coverage under all such insurance policies and all such policies are in compliance with any requirements of Company contractual obligations.

3.25         Bank Accounts; Powers of Attorney.  Schedule 3.25 sets forth (a) the name of each bank, trust corporation or other financial institution and stock or other broker with which each Acquired Company has an account, credit line or safe deposit box or vault, (b) the names of all Persons authorized to draw thereon or to have access to any safe deposit box or vault, (c) the purpose of each such account, safe deposit box or vault, and (d) the names of all Persons authorized by proxies, powers of attorney or other like instruments to act on behalf of an Acquired Company in the matters concerning its business or affairs.  No such proxies, powers of attorney or other like instruments are irrevocable.

3.26         No Brokers.  No Acquired Company has any Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those, if any, which have been incurred by the Sellers.

3.27         Inventory.  Schedule 3.27 sets forth a list of all inventory of the Company as of October 15, 2015.  All inventory of the Acquired Companies consists of a quality and quantity that is materially usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been or will be, as applicable, written off or written down to net realizable value, or otherwise not included, in the Most Recent Balance Sheet.  All inventories not written off have been priced at the lower of cost or market on a first in, first out basis.  The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

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3.28         Disclosure.  The representations and warranties of the Company and the Acquired Companies contained in this Section 3 and in the Ancillary Agreements, as well as the certificates furnished by the Company, the Sellers’ Representative and the Sellers to the Buyer, both with respect to this Agreement and the Ancillary Agreements, do not contain and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

4.          INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

Each Seller, hereby represents and warrants to the Buyer, solely as to such Seller, and, except as otherwise provided herein or in the Escrow Agreement, with no joint or other responsibility for the representations, warranties or other liabilities or obligations of any other Seller or of, or for, any of the Acquired Companies, as of the date hereof and as of the Closing Date, that:

4.1           Organization.  In the case of each Seller which is not an individual, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

4.2           Power and Authorization.  The execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of such Seller and, if applicable, have been duly authorized by all necessary action on the part of such Seller.  This Agreement and each Ancillary Agreement to which such Seller is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by such Seller and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors’ rights generally. No action by , or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by such Seller of this Agreement or (b) the consummation of the Contemplated Transactions by such Seller.

4.3           Noncontravention.  Except as disclosed on Schedule 4.3, neither the execution, delivery and performance by such Seller of this Agreement or any Ancillary Agreement to which such Seller is (or will be) a party nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 4.3, violate any provision of any Legal Requirement applicable to such Seller; (b) result in a breach or violation of, or default under, any contractual obligation of such Seller; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any contractual obligation; or (d) if such Seller is not an individual, result in a breach or violation of, or default under, such Seller’s organizational documents.

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4.4           Title.  Such Seller is the record and beneficial owner of the outstanding Shares set forth opposite such Seller’s name on Schedule 4.4, and has good and marketable title to such Shares, free and clear of all Encumbrances.  Such Seller has full right, power and authority to transfer and deliver to the Buyer valid title to the Shares held by such Seller, free and clear of all Encumbrances.  Immediately following the Closing, the Buyer will be the record and beneficial owner of such Shares, and have good and marketable title to such Shares, free and clear of all Encumbrances. Except pursuant to this Agreement, there is no contractual obligation pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Shares or other equity interests in an Acquired Company.

4.5           No Brokers.  Such Seller has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Buyer could be liable, and such Seller agrees to satisfy in full any such Liability to any broker, finder, agent or other person.

4.6           Securities Law Matters.  Such Seller hereby acknowledges that the shares of Vringo Securities (including the shares of common stock to be issued upon conversion of the shares of Buyer’s preferred stock (the “Conversion Shares”)) being issued to such Seller hereunder have not been registered under the 1933 Act, or registered or qualified for sale under any state securities laws, and cannot be resold without registration thereunder or exemption therefrom.  Such Seller represents that such Seller is an “accredited investor,” as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D of the 1933 Act, and will acquire the shares of Vringo Securities and the Conversion Shares for his, her or its own account and not with a view to a sale or distribution thereof. Such Seller represents that such Seller has sufficient knowledge and experience in financial and business matters to enable him, her or it to evaluate the risks of investment in the Vringo Securities and the Conversion Shares, is acquiring the Vringo Securities with a full understanding of all of the terms, conditions and risks thereof, and on the Closing Date will bear and have the ability to bear the economic risk of this investment for an indefinite period of time.  Such Seller represents that such Seller understands and agrees to the terms and conditions under which the shares of Vringo Securities are being offered.

4.7           Legend.  Each Seller acknowledges that, to the extent applicable, each certificate evidencing the shares of Vringo Securities and the Conversion Shares being issued hereunder shall be endorsed with a legend substantially in the form set forth below, as well as any additional legend imposed or required by applicable securities laws:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY U.S. STATE, NOR IS ANY SUCH REGISTRATION CONTEMPLATED.  THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.”

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4.8           Restricted Securities.  Each Seller acknowledges that the Vringo Securities (including the Conversion Shares) being offered hereunder are “restricted securities” (as such term is defined in Rule 144 under the 1933 Act) and must be held indefinitely unless subsequently registered under the 1933 Act or an exemption from such registration is available.

4.9           Access to Information.  Each Seller acknowledges that he has been afforded an opportunity to request and to review all information considered by that Seller to be necessary to make an investment decision with respect to the Vringo Securities being issued hereunder.  Each Seller also acknowledges that he has received and reviewed information about Buyer and has had an opportunity to discuss Buyer’s business, management and financial affairs with its management.

4.10         Reliance Upon Representations.  Each Seller understands and acknowledges that:  (a) the Vringo Securities being issued hereunder have not been registered under the 1933 Act; (b) the representations and warranties contained in Sections 4.6 through 4.11 are being relied upon by Buyer as a basis for exemption of the issuance of the Vringo Securities (including the Conversion Shares) under the 1933 Act; (c) the offering of the Vringo Securities pursuant to this Agreement will not be registered under the 1933 Act based on a determination that the issuance of securities hereunder is exempt from the registration requirements of the 1933 Act; and (d) no state or federal agency has made any finding or determination as to the fairness of the terms of the sale of the Vringo Securities or any recommendation or endorsement thereof.  If any of the representations made by any Seller in connection with the purchase of Vringo Securities is no longer accurate prior to the Closing Date, such Seller will promptly notify Buyer.

4.11         Exculpation; Representation by Counsel.  Each Seller acknowledges that he, she or it is not relying upon any Person, including, without limitation, the Buyer, in making its decision to acquire the Vringo Securities, other than the representations and warranties of the Buyer contained in this Agreement. Each Seller represents that he, she or it is aware that it has not been represented in this transaction by the Company’s legal counsel or by any legal counsel provided by the Company, that the Company has advised the Seller that it should retain the Seller’s own legal counsel to advise it with respect to the transaction, and that the Seller has had the opportunity to consult with its own personal counsel concerning the advisability of entering into and executing and delivering this Agreement.  Each Seller further represents that the Seller understands that the Company’s legal counsel has reviewed the Agreement and other documents only as counsel to the Company and not on behalf of the Seller.

5.           REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer represents and warrants to the Sellers, as of the date hereof and as of the Closing Date, that:

5.1           Organization.  The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

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5.2           Power and Authorization.  The execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer.  This Agreement and each Ancillary Agreement to which the Buyer is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by the Buyer and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors’ rights generally

5.3           Authorization of Governmental Authorities.  Except for any filings required by the SEC or NASDAQ, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by the Buyer.

5.4           Noncontravention.  Neither the execution, delivery and performance by the Buyer of this Agreement or any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 5.3, violate any provision of any Legal Requirement applicable to the Buyer; (b) result in a breach or violation of, or default under, any contractual obligation of the Buyer; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any contractual obligation; or (d) result in a breach or violation of, or default under, the Buyer’s organizational documents.

5.5           No Brokers.  The Buyer has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Sellers could be Liable, and Buyer agrees to satisfy in full any such Liability incurred by Buyer to any broker, finder, agent or other Person.

5.6           Investment Representation.  Buyer is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws.  Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Sharers.  Buyer acknowledges that the Shares have not been registered under the 1933 Act or registered or qualified under any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the 1933 Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the 1933 Act and any applicable state or foreign securities laws.

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5.7           SEC Filings; Financial Statements.

(a)          Since January 1, 2015, Buyer has timely filed (including any extension permitted under the SEC’s rules) or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the 1933 Act or the Securities Exchange Act of 1934 (the “Exchange Act”), as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”) such documents and any other documents filed by Buyer with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Buyer SEC Documents”).  As of their respective filing dates, the Buyer SEC Documents (i) did not (or with respect to Buyer SEC Documents filed after the date hereof, will not) contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied (or will comply) in all material respects with the applicable requirements of the Exchange Act or the 1933 Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC under each of those statutes, rules, and regulations.

(b)          All of the audited financial statements and unaudited interim financial statements of Buyer included in the Buyer SEC Documents (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Buyer in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (iii) fairly and accurately present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Buyer as of the dates and for the periods referred to therein.  Without limiting the generality of the foregoing, (i) no independent public accountant of Buyer has resigned or been dismissed as independent public accountant of Buyer as a result of or in connection with any disagreement with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of Buyer has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Buyer with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the knowledge of Buyer, threatened against Buyer by the SEC relating to disclosures contained in any Buyer SEC Document.

5.8           Capitalization of the Buyer.  As of the Closing Date, the entire authorized capital stock of the Buyer is as set forth in the Buyer SEC Documents.  All of the outstanding shares of capital stock of the Buyer have been duly authorized, validly issued, and are fully paid and non-assessable.  Subject to the truth and accuracy of the representations and warranties of Sellers set forth in Section 4. The Buyer has not violated and in entering into and effecting the Contemplated Transactions will not violate, the 1933 Act, the Exchange Act, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance of the Vringo Securities.  Except as disclosed in the Buyer SEC Documents or as otherwise contemplated by this Agreement:  (a) there are no preemptive rights or other similar rights in respect of any equity interests in the Buyer, (b) there is no contractual obligation, or provision in the organizational documents of the Buyer which obligates the Buyer to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of any equity interests in the Buyer, and (c) there are no existing rights with respect to registration under the 1933 Act of any equity interests in the Buyer.  Except as set forth in the Buyer SEC Documents or as otherwise contemplated by this Agreement, as of the date of this Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any equity interests in the Buyer or obligating the Buyer to issue or sell any interest in the Buyer.

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5.9           Access to Information.  Buyer acknowledges that it has been afforded an opportunity to request and to review all information considered by Buyer to be necessary to make an investment decision with respect to the Shares.  Buyer has received and reviewed information about the Company and about each Seller’s Shares, and has had an opportunity to discuss these matters, including the business, management and financial affairs of the Acquired Companies with management of the Acquired Companies, and to discuss information concerning the ownership of the Shares with the individual owners to the extent deemed necessary by Buyer.

6.           COVENANTS.

6.1           Closing.  The Sellers’ Representative will, and will cause the Acquired Companies to and each Seller, with respect to itself only, cooperate with the Buyer to take all of the actions and deliver all the various certificates, documents and instruments described in Section 7 as being performed or delivered by the Sellers the Acquired Companies or the Sellers’ Representative, as applicable.

6.2           Operation of Business.  From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 9, the Company and will cause the Acquired Companies to: (a) conduct the Business only in the Ordinary Course of Business; (b) maintain the value of the Business as a going concern; (c) preserve intact its business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees; and (d) consult with the Buyer prior to taking any action or entering into any transaction that may be of strategic importance to an Acquired Company.  Without limiting the generality of Section 6.2, without the written consent of the Buyer, the Company and the Acquired Companies will not: (a) take any action, other than in the Ordinary Course of Business, that would cause the representations and warranties in Section 3 or any of the information set forth on the Sellers’ disclosure schedules to be untrue at, or as of any time prior to, the Closing Date; and (b) take any action, other than in the Ordinary Course of Business or as disclosed on Schedule 3.8, which, if taken or omitted to be taken between the Most Recent Balance Sheet Date and the date of this Agreement would have been required to be disclosed on Schedule 3.8. Without limiting the generality of the foregoing, the Company and the Acquired Companies will not, without the prior written consent of Buyer, other than in the Ordinary Couse of Business (i) sell any assets, other than sales of inventory in the Ordinary Course of Business, (ii) incur any new Debt, (iii) prepay or discharge any existing Debt or liabilities (including accounts payable) before normal due dates, (iv) alter or change any terms or alter or amend its respective organizational documents, (v) make or change any Tax election, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Acquired Companies, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax. (vi) issue or sell equity or rights to acquire equity of any Acquired Company, (vii) declare dividends on, make distributions with respect to, or redeem any portion of, the equity of any Acquired Company, (viii) materially increase the level of compensation or employee benefits of any employee, except in amounts in keeping with past practices by formulas or otherwise, or (ix) agree to do any of the foregoing.

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6.3           Notices and Consents.  The Acquired Companies shall and the Sellers’ Representative shall cause the Acquired Companies to give all notices to, make all filings with and use their commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 3.3 and Schedule 3.4 or as otherwise reasonably requested by the Buyer.  The Buyer will give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 5.3 or as otherwise reasonably requested by the Company.

6.4           Buyer’s Access to Premises; Information.  From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 9, the Acquired Companies will permit the Buyer and its Representatives to have full access (at reasonable times and upon reasonable notice) to all officers of the Acquired Companies and to all premises, properties, books, records (including Tax records), contracts, financial and operating data and information and documents pertaining to the Acquired Companies and make copies of such books, records, contracts, data, information and documents as the Buyer or its Representatives may reasonably request.  The Company will prepare and furnish to the Buyer, promptly after becoming available and in any event within 15 days of the end of each calendar month, Monthly Financials for each month following the Most Recent Balance Sheet Date through the Closing Date.

6.5           Notice of Developments.  From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 9, the Company will give the Buyer prompt written notice upon becoming aware of any material development affecting the Assets, Liabilities, Business, financial condition, operations or prospects of an Acquired Company, or any event or circumstance that could reasonably be expected to result in a breach of, or inaccuracy in, any of the Company’s or the Sellers’ representations and warranties.  Nothing contained herein shall affect the Buyer’s rights or remedies with respect to, or the Company’s or any Seller’s obligations or Liabilities resulting from, any such development, breach or inaccuracy.

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6.6           Exclusivity.  From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 9, the Company will (and the Company will not permit its Affiliates or any of their or their Affiliates’ Representatives to) directly or indirectly:  (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any equity interests in the Acquired Companies or any merger, recapitalization, share exchange, sale of substantial Assets (other than sales of inventory in the Ordinary Course of Business) or any similar transaction or alternative to the Contemplated Transactions or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  None of the Sellers will vote their Shares in favor of any such acquisition structured as a merger, consolidation, share exchange or otherwise.  The Company and the Sellers’ Representative will notify the Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited). Each Seller and the Company acknowledges and agrees that any breach or threatened breach of this Section 6.6. shall cause irreparable injury to Buyer and money damages would be difficult to ascertain and, therefore, the Company agrees to pay liquidated damages to Buyer in an amount equal to $200,000 for any such breach or threatened breach, plus any costs and expenses, including reasonable legal fees and expenses, incurred by Buyer in seeking to enforce the provisions of this Section 6.6.

6.7           Transaction Expenses; Debt.  At or prior to Closing, Sellers shall cause to be paid and satisfied in full any and all Seller Transaction Expenses. In addition, at or prior to Closing, each Seller will, and will cause each of its Affiliates, except for Affiliates that also are Acquired Companies, to satisfy all Liabilities it has to any Acquired Company in respect of Debt.

6.8           Sellers’ Release.  Effective as of the Closing, each Seller hereby releases, remises and forever discharges any and all rights and claims that it has had, now has or might now have against the Acquired Companies except for (a) rights and claims arising from or in connection with this Agreement and the Ancillary Agreements, and (b) rights and claims arising from or in connection with claims asserted against such Seller by third parties for which the Buyer Indemnified Persons are not entitled to indemnification by such Seller pursuant to Section 10.2.

6.9           Confidentiality.  The Buyer acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between the Buyer and the Company dated June 10, 2015 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business.  Sellers hereby agree with Buyer that Sellers will not, and that Sellers will cause their Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Buyer, disclose or use, any confidential or proprietary information involving or relating to the Business.

6.10         Publicity.  No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the Buyer and the Sellers’ Representative; provided, however, notwithstanding anything to the contrary herein or in the Confidentiality Agreement, the provisions of Section 6.9 and this Section 6.10 will not prohibit (a) a press release and Form 8-K filed with the SEC by Buyer disclosing the entry into of this Agreement and the transactions contemplated thereby, (b) any disclosure required by any applicable Legal Requirements after the full execution of this Agreement, (c) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions; (d) any disclosure by the Sellers and the Buyer to report and disclose the status of this Agreement and the Contemplated Transactions in the Ordinary Course of Business to their board of directors, owners and Affiliates; provided, further, however, that after the Closing, all parties are freely permitted to make any such public announcements or disclosures of matters that previously have been publicly disclosed.

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6.11         Further Assurances.  From and after the Closing Date, upon the request of either the Sellers’ Representative or the Buyer, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions in a manner that is in accordance, and consistent, with this Agreement.  No Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of an Acquired Company or other Person with whom an Acquired Company has a relationship from maintaining the same relationship with the Acquired Company after the Closing as it maintained prior to the Closing. Each Seller will refer all customer inquiries relating to the Business to the Buyer, or an Acquired Company, as appropriate, from and after the Closing.

6.12         Legal Opinion.  On or before the date that is 181 days after Closing and within five business days of a request of the Sellers’ Representative on behalf of a Seller, Buyer shall deliver a written opinion in substantially the form of Exhibit D to the Sellers’ Representative for the benefit of such Seller; provided, that, Buyer’s obligation to deliver such opinion shall be subject to the receipt by Buyer from such Seller of a representation letter in connection with such Seller’s proposed sale of Vringo Securities in substantially the form of Exhibit E attached hereto.  Provided that each Seller has delivered its respective representation letter in substantially the form of Exhibit E in connection with such Seller’s proposed sale of Vringo Securities and the Buyer fails to deliver the opinion as required by this Section, Buyer shall pay to such Seller liquidated damages of three percent (3%) of the market value of the Vringo Securities subject to such opinion in cash and such payment shall continue every 30 days on a pro rata basis thereafter until such opinion is delivered. Notwithstanding anything to the contrary set forth herein, no liquidated damages shall be payable with respect to any Vringo Securities that are not converted to shares of Buyer common stock and/or are being held in escrow pursuant to the terms of this Agreement and the Escrow Agreement.

6.13         Limitation on Personal Liability of Officers and Directors of Acquired Companies.  The directors and officers of the Acquired Companies will not have any personal liability for any matters in this Agreement, including representations and warranties, for which they are acting in their respective capacities as officers or directors of the Acquired Companies, except to the extent that they are making a representation, warranty or covenant as a Seller or to the extent that they have made false statements that they knew were false at the time of making the statement, or they otherwise intentionally violated their duties to any of the Acquired Companies.

7.           CONDITIONS TO THE BUYER’S OBLIGATIONS AT THE CLOSING.

The obligations of the Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (unless waived by the Buyer in accordance with Section 12.3):

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7.1           Representations and Warranties.  The representations and warranties of the Company and the Sellers contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

7.2           Performance.  Each Acquired Company and each Seller will have performed and complied in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by each of them, respectively, at or prior to the Closing.

7.3           Stock Certificates; Options and Warrants.  The Sellers will have delivered to the Buyer certificates, duly endorsed (or accompanied by duly executed stock transfer powers) evidencing all of the Shares. Any options or warrants to acquire any capital stock of any Acquired Company shall have been exercised or otherwise terminated.

7.4           Compliance Certificate.  Buyer shall have received a certificate, dated the Closing Date and signed by the Sellers’ Representative and a duly authorized officer of the Company, that each of the conditions set forth in Section 7.1, Section 7.2, Section 7.6, Section 7.12 and Section 7.13 have been satisfied.

7.5           Qualifications.  No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

7.6           Absence of Litigation.  No Action will be pending or threatened in writing which may result in a Governmental Order (nor will there be any Governmental Order in effect) (a) which would prevent consummation of any of the Contemplated Transactions, (b) which would result in any of the Contemplated Transactions being rescinded following consummation, (c) which would limit or otherwise adversely affect the right of the Buyer to own the Shares (including the right to vote the Shares), to control the Acquired Companies, or to operate all or any material portion of either the Business or Assets or of the business or assets of the Buyer or any of its Affiliates or (d) would compel the Buyer or any of its Affiliates to dispose of all or any material portion of either the Business or Assets or the business or assets of the Buyer or any of its Affiliates.

7.7           Consents, etc..  All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, as disclosed in Schedule 3.3, Schedule 3.4, Schedule 3.9 and Schedule 4.3, or as otherwise reasonably requested by the Buyer, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Buyer (including any authorizations, consents or approvals required by any lenders or suppliers), and no such authorization, consent or approval will have been revoked.

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7.8           FIRPTA Certificate.  The Company will have delivered to the Buyer a duly executed certificate conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2).

7.9           Proceedings and Documents.  All corporate and other proceedings on the part of the Acquired Companies and the Sellers in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to the Buyer and its counsel, and they will have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

7.10         Ancillary Agreements.  Each of the Ancillary Agreements required to be delivered to the Buyer will have been executed and delivered to the Buyer by each of the other parties thereto.

7.11         Resignations.  The Buyer will have received the resignation of Randall P. Marx as sole officer and director of, and from any other position with, each of the Acquired Companies.

7.12         No Material Adverse Effect.  Since the Balance Sheet Date, there will have occurred no events nor will there exist circumstances which singly or in the aggregate have resulted in a Material Adverse Effect.

7.13         Repayment of Indebtedness; Seller Transaction Expenses.  Buyer shall have received evidence reasonably satisfactory to it that (a) any and all Debt or other obligations or Liabilities of any Acquired Company to Randall Marx or to The Randall P. And Marilyn S. Marx Living Trust (or any related person or party) shall have been repaid by the Company prior to Closing and (b) all Seller Transaction Expenses and all amounts owed by the Acquired Companies to Haynes and Boone, LLP shall have been paid prior to Closing.

7.14         Consulting Agreement.  Buyer (or the Company) shall have entered into a consulting agreement with Randall P. Marx, in form and substance reasonably satisfactory to the Buyer and to Mr. Marx.

7.15         Hong Kong Subsidiary.  Buyer shall have received evidence reasonably satisfactory to it that Asia Pacific Materials Ltd. has been spun-out or otherwise terminated as a Subsidiary or Affiliate of any Acquired Company. Any and all legal, accounting, audit or other fees and expenses that might be due and payable in connection with the above shall be borne by the Sellers and not the Buyer or any Acquired Company.

7.16         Tax Returns.  The Company shall have provided evidence to Buyer that the Company has filed, or caused to be filed on its behalf, all Tax Returns required to be filed by any Acquired Company for the year ending December 31, 2014 and all Taxes owed by each Acquired Company (whether or not shown on any Tax Return) shall have been paid in full.

7.17         UCC-3 Termination Statements.  Buyer shall have received evidence reasonably satisfactory to it that the UCC-1 financing statements set forth on Schedule 3.10 shall have been terminated by the filing of UCC-3 termination statements.

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8.           CONDITIONS TO THE SELLERS’ OBLIGATIONS AT THE CLOSING.

The obligations of the Sellers to consummate the Closing is subject to the fulfillment of each of the following conditions (unless waived by the Sellers’ Representative in accordance with Section 12.3):

8.1           Representations and Warranties.  The representations and warranties of the Buyer contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

8.2           Performance.  The Buyer will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by the Buyer at or prior to the Closing.

8.3           Compliance Certificate.  The Buyer will have delivered to the Sellers’ Representative a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.1, Section 8.2 and Section 8.5 have been satisfied.

8.4           Qualifications.  No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

8.5           Absence of Litigation.  No Action will be pending or threatened in writing which may result in Governmental Order, nor will there be any Governmental Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation (and no such Governmental Order will be in effect).

8.6           Consents, etc..  All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, as disclosed in Schedule 5.3, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Sellers’ Representative, and no such authorization, consent or approval will have been revoked.

8.7           Proceedings and Documents.  All corporate and other proceedings on the part of the Buyer in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to the Sellers’ Representative and to its counsel, and the Sellers’ Representative will have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

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8.8           Vringo Securities.  The Buyer will have delivered to the Sellers’ Representative separate certificates for each respective Seller evidencing all of the Vringo Securities as set forth on Exhibit A to which that Seller is entitled.

8.9           Ancillary Agreements.  Each of the Ancillary Agreements required to be delivered to the Sellers will have been executed and delivered to the Sellers’ Representative by each of the other parties thereto.

9.          TERMINATION.

This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Closing:

(a)          By either the Buyer or the Sellers’ Representative by providing written notice to the other at any time beginning on or after October 15, 2015; or

(b)          by either the Buyer or the Sellers’ Representative by providing written notice to the other at any time after October 15, 2015 if the Closing will not have occurred by reason of the failure of any condition set forth in Section 7, in the case of the Buyer, or Section 8, in the case of the Sellers, to be satisfied (unless such failure is the result of one or more breaches or violations of, or inaccuracy in any covenant, agreement, representation or warranty of this Agreement by the terminating party); or

(c)          by either the Buyer or the Sellers’ Representative if a final non-appealable Governmental Order permanently enjoining, restraining or otherwise prohibiting the Closing will have been issued by a Governmental Authority of competent jurisdiction;

(d)          by the Buyer if either (i) there will be a breach of, or inaccuracy in, any representation or warranty of the Company or of any of the Sellers contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Buyer’s right to terminate under this provision will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (ii) the Company or a Seller will have breached or violated in any material respect any of their respective covenants and agreements contained in this Agreement; in each case of (i) or (ii) above, which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Section 7 and cannot be or has not been cured within five Business Days after the Buyer notifies the Company of such breach or violation; or

(e)          by the Sellers’ Representative if either (i) there will be a breach of, or inaccuracy in, any representation or warranty of the Buyer contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Sellers’ Representative’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (ii) the Buyer will have breached or violated in any material respect any of its covenants and agreements contained in this Agreement; in each case of (i) or (ii) above, which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Section 8 and cannot be or has not been cured within five Business Days after the Sellers’ Representative notifies the Buyer of such breach or violation.

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9.2           Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement – other than the provisions of Sections 3.26, 4.6 and 5.5 (No Brokers), 6.6 (Exclusivity), 6.9 (Confidentiality), 6.10 (Publicity), 10 (Indemnification), 12.11 (Governing Law) 12.12 (Jurisdiction) and 12.14 (Waiver of Jury Trial), will then be null and void and have no further force and effect and all other rights and Liabilities of the parties hereunder will terminate without any Liability of any party to any other party, except for Liabilities arising in respect of breaches under this Agreement by any party on or prior to the Termination Date.

10.          INDEMNIFICATION.

10.1         Indemnification by the Sellers.

10.1.1           Indemnification by the Sellers. Each Seller will severally indemnify and hold harmless the Buyer and each of its directors, officers, shareholders, partners, employees, agents and Affiliates (including, following the Closing, each Acquired Company), and the Representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Governmental Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to: (a) any breach of, or inaccuracy in, any representation or warranty made by the Company or the Sellers or any of them in this Agreement (other than in Section 4), any Ancillary Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom); (b) any fraud of the Company or any breach or violation of any covenant or agreement of the Company in or pursuant to this Agreement or any Ancillary Agreement to the extent required to be performed or complied with by the Company at or prior to the Closing; (c) any breach of, or inaccuracy in, any representation or warranty made by such Seller in Section 4, any Ancillary Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom); or (d) any fraud of any of the Sellers or any breach or violation of any covenant or agreement of such Sellers or any of them (including under this Section 10) in or pursuant to this Agreement or any Ancillary Agreement. As set forth in Section 2.4.1, it is the intent of the parties that, except as otherwise set forth in Section 10.6(c) and Section 10.7, the Escrow Fund shall serve as the sole recourse of Buyer for any breaches of any of the representations and warranties set forth in Section 3 and Section 4 of this Agreement and any recourse to the Escrow Fund shall be (a) pro rata as to all Sellers for all Losses arising out of any breach of the representations and warranties set forth in Section 3 and (b) several as to each Seller for all Losses arising out of any breach by a Seller of the representations and warranties set forth in Section 4.

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10.2         Indemnity by the Buyer.  The Buyer will indemnify and hold harmless each Seller and each Seller’s respective Affiliates (including, prior to the Closing, each Acquired Company), and the Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly: (a) any breach of, or inaccuracy in, any representation or warranty made by the Buyer in this Agreement any Ancillary Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom); or (b) any breach or violation of any covenant or agreement of the Buyer (including under this Section 10) or any covenant or agreement of the Company to the extent required to be performed or complied with by the Company after the Closing, in either case in or pursuant to this Agreement or any Ancillary Agreement.

10.3         Time for Claims.  No claim may be made or suit instituted seeking indemnification pursuant to Section 10.1.1 or 10.2 for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party: (a) at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 3.1 (Organization; Predecessors), 3.2 (Power and Authorization), 3.4 (Breach of Organizational Documents), 3.5 (Capitalization), 3.9 (Debt; Guarantees), 3.26 (No Brokers), 4.1 (Organization), 4.2 (Power and Authorization), 4.4 (No Breach of Organizational Documents of Seller), 4.5 (Title), 4.6 (No Brokers), 5.1 (Organization), 5.2 (Power and Authorization), 5.4 (Breach of Organizational Documents), 5.5 (No Brokers) or 5.8 (Capitalization) (or as such representations and warranties are repeated or confirmed in any document, Schedule, instrument or certificate delivered pursuant to this Agreement), or in the case of any claim or suit based upon fraud or intentional misrepresentation; (b) at any time prior to the thirtieth day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 3.15 (Tax Matters), 3.16 (Employee Benefit Plans) or 3.17 (Environmental Regulation) (or as such representations and warranties are repeated or confirmed in any document, Schedule, instrument or certificate delivered pursuant to this Agreement); (c) at any time prior to the thirty-six month anniversary of the Closing, in the case of any breach of covenant required to be performed or complied with at or prior to the Closing or breach of, or inaccuracy in, any other representation and warranty in this Agreement (or as such representations and warranties are repeated or confirmed in any document, Schedule, instrument or certificate delivered pursuant to this Agreement) and (d) in the case of breaches of covenants hereunder that are required to be performed after the Closing, at any time prior to the expiration of the time period within which such covenant is to be performed or observed under the express terms of this Agreement.

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Claims for indemnification pursuant to any other provision of Sections 10.1.1 and 10.2 are not subject to the limitations set forth in this Section 10.3.

10.4         Third Party Claims.

10.4.1           Notice of Claim.  If any third party will notify an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnified Claim against an Indemnifying Party under this Section 10, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 10, except to the extent such delay actually and materially prejudices the Indemnifying Party.

10.4.2           Assumption of Defense, etc.  The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim and will have the right to defend the Indemnified Party against the Third Party Claim so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) days after receipt of written notice of the claim pursuant to Section 10.4.1 that it will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (b) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (c) the Indemnified Party has not been advised by counsel that a conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (d) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement action, (e) settlement of an adverse judgment with respect to, or the Indemnifying Party’s conduct of, the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (f) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.  The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party if the Indemnifying Party does not assume control of the defense of the Third Party Claim within the 15-day period described above in this Section 10.4.1.

10.4.3           Limitations on Indemnifying Party.  The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

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10.4.4           Indemnified Party’s Control.  If the Indemnifying Party does not deliver the notice contemplated by clause (a) of Section 10.4.2 within 15 days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate.  If such notice is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently, but any of the other conditions in Section 10.4.2 is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim. In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 10.4.4, the Indemnifying Party will (a) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ and experts’ fees and expenses) and (b) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 10.

10.5         No Circular Recovery.  Notwithstanding anything to the contrary in this Agreement, each Seller hereby agrees that it will not make any claim for indemnification against the Buyer, any Buyer Indemnified Person or the Company for any matter with respect to which  such Seller (i) was an executive officer or director of the Company, and (ii) was either negligent or was acting outside of his authorized authority, or otherwise did not intend to act in the best interests of the Acquired Companies, and (iii) in such director or officer position was responsible for and in control of the facts or circumstances (with the ability to modify such facts and circumstances at that time) that form the basis for an indemnification claim by a Buyer Indemnified Person hereunder.

10.6         Certain Limitations.  The indemnification provided for in Section 10.1.1 and Section 10.2 shall be subject to the following limitations:

(a)          Except as provided in Section 10.6(c) and Section 10.7, the aggregate amount of all Losses for which the Sellers’ Representative or the Sellers shall be liable pursuant to Section 10.1.1 shall not exceed the Escrow Fund (the “Cap”).  No Buyer Indemnified Person shall be entitled to recover from the Escrow Fund for Losses pursuant to Section 10.1.1 unless and until the total amount of all Losses that have been suffered or incurred by one or more of the Buyer Indemnified Persons exceeds $50,000 in the aggregate (the “Deductible”), after which, subject to the terms of this Section 10, Buyer Indemnified Persons shall be entitled to recover from the Escrow Fund for all  Losses pursuant to Section 8.02(a) that exceed the Deductible.

(b)          The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 10.2 shall not exceed $2,500,000.

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(c)          Notwithstanding the foregoing, the limitations set forth in Section 10.6(a) shall not apply to Losses (i) based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty of Sections 3.1 (Organization; Predecessors), 3.2 (Power and Authorization), 3.4 (Breach of Organizational Documents), 3.5 (Capitalization), 3.9 (Debt; Guarantees), 3.15 (Tax Matters), 3.19, (Affiliate Transactions), 3.26 (No Brokers), 4.1 (Organization), 4.2 (Power and Authorization), 4.4 (No Breach of Organizational Documents of Seller), 4.5 (Title), and 4.6 (No Brokers) (collectively, the “Excepted Representations”), (ii) related to any of the items set forth on Schedule 10.6(c) or (iii) for fraud or willful misrepresentation or breach of any covenant or agreement, for which the the Sellers’ Representatives and the Sellers shall be severally liable for an aggregate amount not to exceed $6,600,000. For the avoidance of doubt, none of the limitations set forth in this Section 10.6(c) shall apply to any claims for indemnification that relate to Taxes.

(d)          Notwithstanding anything to the contrary set forth herein, all indemnification obligations pursuant to this Section 10 will exclude punitive Losses (except to the extent punitive Losses constitute Losses payable to a third party as a result of a claim by a third party) and damages (other than direct or incidental damages) that are not the probable and reasonably foreseeable result of the underlying breach, misrepresentation, inaccuracy, default or event.

10.7         Escrow Fund. At the Closing, the Escrow Fund shall be delivered to the Escrow Agent to be held and administered by the Escrow Agent in accordance with the terms of the Escrow Agreement. Buyer may make a claim against the Escrow Fund for the amount of any Losses by sending a Notice of Claim pursuant to this Agreement or the Escrow Agreement to the Escrow Agent, as applicable. With respect to claims for any Losses related to (i) the Excepted Representations, (ii) any of the items set forth on Schedule 10.6(c) or (iii) for fraud or willful misrepresentation, Buyer shall seek payment for any Losses first from the Escrow Fund and then from the Sellers’ Representative, who shall be personally liable for any such Losses above the Escrow Fund, and Buyer shall not be entitled to seek payment for the above specified Losses from the Sellers except as it relates to the Escrow Fund.

10.8         Knowledge and Investigation.  The right of any party to indemnification pursuant to this Section 10 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement.  The waiver of any condition contained in this Agreement or in any Ancillary Agreement based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right of any person to indemnification pursuant to this Section 10 based on such representation, warranty, covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the indemnified party knew or should have known that any representation or warranty might be inaccurate or that the indemnifying party failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

10.9         Remedies Cumulative.  The rights of each Buyer Indemnified Person and Seller Indemnified Person under this Section 10 are cumulative and each Buyer Indemnified Person and Seller Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 10 without regard to the availability of a remedy under any other provision of this Section 10.

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10.9.1           Definition of Loss and Losses Not to Include Matters Related to JVIS or to the Automotive-Related Business of any Acquired Company.  Notwithstanding any other provision of this Agreement, as used in this Agreement, the term “Loss” or “Losses” will not include any Actions, Liabilities, Governmental Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), whether or not involving a Third Party Claim, relating to any dispute or litigation involving JVIS (USA) Ltd., Jason Murar, Mitch Randall, Zii Energy, Gregory Clark.

11.          TAX MATTERS

11.1         Cooperation on Tax Matters.  Buyer and the Acquired Companies will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Acquired Companies (including by the provision of reasonably relevant records or information).  The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

11.2         Straddle Period.  In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be: (1) In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (2) In the case of Taxes not described in (1) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

11.3         Transfer Taxes.  Sellers shall be responsible for the timely payment of, and to such extent shall indemnify and hold harmless the Buyer against, all sales (including without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps and other similar Taxes (in no event including Taxes computed on the basis of income) and fees (“Transfer Taxes”) arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement.  Sellers shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes), provided that Buyer shall prepare any such Tax Returns that are the primary responsibility of Buyer under applicable laws.  Buyer’s preparation of any such Tax Returns shall be subject to Seller’s approval, which approval shall not be unreasonably withheld.

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12.          MISCELLANEOUS

12.1         Notices.  All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided: (a) by hand (in which case, it will be effective upon delivery); (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission by the intended recipient; provided, that such communication is also sent by some other means permitted by this Section 12.1); (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service); or (d) by e-mail (in which case it will be effective on the date sent if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, and followed by a transmission pursuant to another method of delivery permitted by this Section 12.1) in each case, to the address (or facsimile number) listed below:

If to the Company, to it at:

International Development Group Limited
5590 W. Chandler Blvd., #3
Chandler, AZ 85226
Telephone number:  (303) 475-4940
Facsimile number:
Attention:   Randall P. Marx
Email:  rmarx@groupmobile.com

with a copy to:

Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York  11570
Telephone number:  516-833-5034
Facsimile number: 516-977-1209
Attention:  Stephen M. Fleming, Esq.
Email:  smf@flemingpllc.com

If to Buyer, to:

c/o Vringo, Inc.

780 Third Avenue, 15th Floor

New York, NY 10017

Telephone number: (646) 532-6778

Facsimile number: (646) 532-6775
Attention: Andrew Perlman
Email: APerlman@vringoinc.com

with a copy to:

Mintz Levin Cohn Ferris Glovsky and Popeo PC

666 Third Avenue

New York, New York 10017

Facsimile number:  (212) 983-3115

Attention:  Kenneth R. Koch, Esq.

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If to Sellers’ Representative, to:

Randall P. Marx
1207 St. Andrews
Edmond, OK  73025
Telephone number:  (405) 348-0688
Facsimile number:  (405) 348-8101
Email:  rmarx@groupmobile.com

Each of the parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 12.1 to each of the other parties hereto.

12.2         Succession and Assignment; No Third-Party Beneficiary.  Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof.  No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Buyer is not relieved of any Liability hereunder.  Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder. Notwithstanding the foregoing, the Buyer Indemnified Persons and the Seller Indemnified Persons shall be considered third party beneficiaries of this Agreement with respect to Section 10 hereof.

12.3         Amendments and Waivers.  No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer, the Company and the Sellers’ Representative, or in the case of a waiver, by the party (in the case of the Sellers, by the Sellers’ Representative) against whom the waiver is to be effective.  No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

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12.4         Provisions Concerning Sellers’ Representative.

12.4.1           Appointment.  Each Seller hereby appoints Randall P. Marx as the Sellers’ Representative, to serve, in the manner and to the extent described herein, as agent and  proxy for such Seller for all purposes under this Agreement.  Without limiting the generality of the foregoing, the Sellers’ Representative will be authorized to: (a) in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of the Sellers necessary to effectuate the Closing and consummate the Contemplated Transactions; (b) take all actions on behalf of the Sellers with respect to the matters set forth in Section 10; (c) take all actions on behalf of the Sellers in connection with any claims made under Section 10 to defend or settle such claims, and to make payments in respect of such claims; (d) execute and deliver, should it elect to do so in its sole discretion, on behalf of the Sellers, any amendment to this Agreement or the Escrow Agrement so long as such amendment will apply equally to all Sellers and (e) take all other actions to be taken by or on behalf of the Sellers and exercise any and all rights which the Sellers are permitted or required to do or exercise under this Agreement or the Escrow Agreement. All decisions of the Sellers' Representative shall be final and binding on all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.  The Buyer shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Sellers' Representative and any document executed by the Sellers' Representative on behalf of any such Sellers and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent willful misconduct.

12.4.2           Liability.  The Sellers’ Representative will not be liable to any Seller for any action taken by it in good faith pursuant to this Agreement or the Escrow Agrement.  Michael Solomon and Keith Goodman, jointly and severally, agree to indemnify and hold harmless the Sellers’ Representative for any liability incurred by the Sellers’ Representative for any losses or damages, including reasonable attorneys’ fees, incurred by the Sellers’ Representative for any action taken by it in good faith pursuant to this Agreement or the Escrow Agreement.  The execution of this Agreement by each of Michael Solomon and Keith Goodman, respectively, as Sellers, constitutes their agreement to the indemnification and other provisions of this Section 12.4.2.  The Sellers’ Representative is serving as Sellers’ Representative solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Sellers or for any other obligations hereunder, and the Buyer agrees that it will not look to the personal assets of the Sellers’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers hereunder.

12.5         Entire Agreement.  This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

12.6         Schedules; Listed Documents, etc..  Neither the listing nor description of any item, matter or document in any Schedule hereto nor the furnishing or availability for review of any document will be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith, except to the extent that the applicability of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure.

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12.7         Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.  This Agreement will become effective when duly executed by each party hereto.

12.8         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

12.9         Headings.  The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

12.10         Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties intend that each representation, warranty and covenant contained herein will have independent significance.  If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

12.11         Governing Law.  This Agreement, the negotiation, terms and performance of this Agreement, the rights of the parties under this Agreement, and all Actions arising in whole or in part under or in connection with this Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

12.12         Jurisdiction; Venue; Service of Process.

12.12.1         Jurisdiction.  Except as otherwise expressly provided in this Agreement, each party to this Agreement, by its, his or her execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the state courts of the State of New York or the United States District Court located in the Southern District of New York for the purpose of any Action between any of the parties hereto arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement, the Contemplated Transactions or the negotiation, terms or performance hereof or thereof, (b) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it, he or she is not subject personally to the jurisdiction of the above-named courts, that venue in any such court is improper, that its, his or her property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens or improper venue, that such Action should be transferred or removed to any court other than one of the above-named courts, that such Action should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence or prosecute any such Action other than before one of the above-named courts.  Notwithstanding the previous sentence, a party hereto may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

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12.12.2         Service of Process.  Each party hereto hereby (a) consents to service of process in any Action between any of the parties hereto arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement, the Contemplated Transactions or the negotiation, terms or performance hereof or thereof, in any manner permitted by Delaware law, (b) agrees that service of process made in accordance with clause (a) or made by overnight delivery by a nationally recognized courier service at its, his or her address specified pursuant to Section 12.1 will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

12.13         Specific Performance.  Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the parties hereto agrees that, without posting bond or other undertaking, the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court specified in Section 12.12.1 in addition to any other remedy to which it, he or she may be entitled, at law or in equity.  Each party hereto further agrees that, in the event of any action for an injunction or specific performance in respect of any such threatened or actual breach or violation, it, he or she shall not assert that a remedy at law would be adequate.

12.14         Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, any Ancillary Agreement, the Contemplated Transactions or the negotiation, terms or performance hereof or thereof, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY PROCEEDING SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

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12.15         Representation by Counsel.  Each party hereto acknowledges that it has been advised by legal and any other counsel retained by such party in its sole discretion.   Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

[signature page follows]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above written.

The Buyer:	VRINGO, INC.

By:
Name:
Title:

The Company:	INTERNATIONAL DEVELOPMENT
GROUP LIMITED

By:
Name:
Title:

THE SELLERS’ REPRESENTATIVE:	By:
Name: Randall P. Marx
Title: Sellers’ Representative

The Sellers: